Exhibit 99.1

eBAY INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

San Jose, Calif., January 20, 2010 — eBay Inc. (Nasdaq: EBAY) today reported financial results for the fourth quarter and full year ended December 31, 2009. The e-commerce company posted fourth-quarter revenue of $2.4 billion, up 16% from the same period last year. This includes revenue of $112.0 million from Skype for the period that we fully owned it. Excluding Skype from the fourth quarter of 2008 and the fourth quarter of 2009, revenue growth would have been 19%. The year-over-year increase was due primarily to excellent growth in PayPal and StubHub and improvement in growth rates in the core eBay business, as well as the positive impact from foreign currency movements. The company recorded net income on a GAAP basis of $1.4 billion or $1.02 per diluted share, and non-GAAP net income of $585.8 million or $0.44 per diluted share for the fourth quarter of 2009.

For the full year, eBay Inc. posted $8.7 billion in revenue, net income on a GAAP basis of $2.4 billion or $1.83 per diluted share, and non-GAAP net income of $2.1 billion or $1.58 per diluted share.

GAAP operating margin decreased to 7.6% for the quarter, compared to 22.3% for the same period last year. The year-over-year decrease in GAAP operating margin was due primarily to the impact from a settlement agreement between Skype, Joltid and entities controlled by its founders. Non-GAAP operating margin decreased to 29.3% for the quarter, compared to 32.8% for the same period last year. The decrease in non-GAAP operating margin was caused in part by recent acquisitions and the company’s continuing shift in the mix of its businesses, partially offset by productivity gains.

eBay Inc. generated $770.6 million of operating cash flow and $597.7 million of free cash flow during the fourth quarter.

“We delivered a strong fourth quarter with double-digit revenue growth driven by exceptional performance at PayPal and turnaround progress and momentum in our core eBay business,” said eBay Inc. President and CEO John Donahoe. “PayPal significantly expanded its presence globally and, for the first time, processed more than $20 billion in total payment volume in a quarter. Gross merchandise volume and sold items, accelerated for the third consecutive quarter. We are starting 2010 with significant progress against our three-year growth strategies for PayPal and eBay and a clear focus on our priorities going forward.”

Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter
	2008	2009	Change
Net revenue	$2,036	$2,371	$335	16%
GAAP
Net income	$367	$1,355	$988	269%
Earnings per diluted share	$0.29	$1.02	$0.73	258%
Non-GAAP
Net income	$524	$586	$62	12%
Earnings per diluted share	$0.41	$0.44	$0.03	9%

	Full Year
	2008	2009	Change
Net revenue	$8,541	$8,727	$186	2%
GAAP
Net income	$1,779	$2,389	$610	34%
Earnings per diluted share	$1.36	$1.83	$0.47	35%
Non-GAAP
Net income	$2,245	$2,066	($179)	(8%)
Earnings per diluted share	$1.71	$1.58	($0.13)	(7%)

Quarterly Business Unit Discussion

Payments

The Payments business unit reported $795.6 million in revenue for the quarter, an increase of 28% year over year. Net total payment volume (TPV) for the quarter was $21.4 billion, an increase of 34% year over year. The growth in revenue and TPV was driven primarily by continued momentum in PayPal’s Merchant Services business and growth on the eBay platform. PayPal continued to increase its penetration on eBay and across other e-commerce platforms. The Payments business plans to remain focused on continuing consumer and merchant adoption on and off eBay, expansion of PayPal’s open platform initiative and ongoing integration of Bill Me Later onto eBay.

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other e-commerce sites, recorded $1.5 billion in revenue for the quarter, a 15% year-over-year increase. Marketplaces net transaction revenue increased 17% year over year. The Marketplaces business unit benefited from strong growth in its fixed-price format, the continuing success of its highest rated sellers, and double-digit organic growth in sold items. Marketplaces continued to benefit from growth in its international business, which accounted for approximately 60% of Marketplaces revenue for the fourth quarter. Gross Merchandise Volume (GMV) (excluding vehicles) was $14.2 billion for the quarter, an increase of 24% compared to the fourth quarter of 2008. StubHub had a particularly strong quarter driven primarily by high-profile concerts and sporting events leading to strong demand and market share gains. The Marketplaces business plans to continue to focus on trust, value and selection in its core business to drive future GMV growth and on format expansion.

Communications

On November 19, 2009, eBay Inc. completed the sale of the majority of Skype to an investor group. The company received cash proceeds of approximately $1.9 billion and a note in the principal amount of $125.0 million and retained an approximately 30 percent equity interest in Skype. On a GAAP basis, the sale resulted in a net gain of $1.4 billion recorded in interest and other income, net on our condensed consolidated statement of income. Skype contributed $112.0 million in revenue during the fourth quarter of 2009. We account for our approximately 30 percent continuing investment in Skype under the equity method of accounting.

Other Selected Financial Results

•

Taxes — The GAAP effective tax rate for the quarter was 15%, compared to 22% for the fourth quarter of 2008. The non-GAAP effective tax rate was 16% for the fourth quarter of 2009, compared to 24% for the fourth quarter of 2008.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $5.2 billion at December 31, 2009, compared to $3.2 billion at December 31, 2008.

Business Outlook

•

First-quarter 2010 — eBay estimates net revenues in the range of $2.1 billion to $2.2 billion, representing growth of 12% to 18% excluding the 2009 impact of Skype. The company also estimates GAAP earnings per diluted share in the range of $0.29 to $0.31 and non-GAAP earnings per diluted share in the range of $0.39 to $0.41, representing growth of 8% to 13% excluding the 2009 impact of Skype.

•

Full-year 2010 — eBay estimates net revenues in the range of $8.8 billion to $9.1 billion, representing growth of 9% to 12% excluding the 2009 impact of Skype. The company also estimates GAAP earnings per diluted share in the range of $1.29 to $1.34 and non-GAAP earnings per diluted share in the range of $1.63 to $1.68, representing growth of 11% to 14% excluding the 2009 impact of Skype.

Quarterly Conference Call

eBay will host a conference call to discuss fourth quarter and full year 2009 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay Classifieds, which together has presence in more than 1,000 cities around the world. For more information about the company and our global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2010, the focus of the Payments and Marketplaces business units going forward and future growth in the Marketplaces and Payments businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the further impact of the credit crisis, continued or worsening economic downturn and other changes in political, business and economic conditions, including any interest rates and conditions that affect consumer confidence or e-commerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related, and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2008	December 31, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,188,928	$3,999,818
Short-term investments	163,734	943,986
Accounts receivable, net	435,197	407,507
Loans and interest receivable, net	570,071	622,846
Funds receivable and customer accounts	1,467,962	2,157,945
Other current assets	460,698	328,106

Total current assets	6,286,590	8,460,208
Long-term investments	106,178	1,381,765
Property and equipment, net	1,198,714	1,314,328
Goodwill	7,025,398	6,143,086
Intangible assets, net	736,134	767,812
Other assets	239,425	341,121

Total assets	$15,592,439	$18,408,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$170,332	$192,412
Funds payable and amounts due to customers	1,467,962	2,157,945
Accrued expenses and other current liabilities	784,774	981,784
Deferred revenue and customer advances	181,596	99,305
Income taxes payable	100,423	210,522
Borrowings from credit agreement	1,000,000	—

Total current liabilities	3,705,087	3,641,968
Deferred and other tax liabilities, net	753,965	929,143
Other liabilities	49,529	49,561

Total liabilities	4,508,581	4,620,672

Total stockholders’ equity	11,083,858	13,787,648

Total liabilities and stockholders’ equity	$15,592,439	$18,408,320

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(In thousands, except per share amounts)
Net revenues (2)	$2,035,846	$2,370,932	$8,541,261	$8,727,362
Cost of net revenues (1)	579,591	670,695	2,228,069	2,479,762

Gross profit	1,456,255	1,700,237	6,313,192	6,247,600

Operating expenses:
Sales and marketing (1)	418,361	526,400	1,881,551	1,885,677
Product development (1)	171,207	197,944	725,600	803,070
General and administrative (1)	205,080	620,423	998,871	1,418,389
Provision for transaction and loan losses	86,581	112,228	347,453	382,825
Amortization of acquired intangible assets	72,444	62,620	234,916	262,686
Restructuring	49,119	1,250	49,119	38,187

Total operating expenses	1,002,792	1,520,865	4,237,510	4,790,834

Income from operations (2)	453,463	179,372	2,075,682	1,456,766
Interest and other income, net	19,805	1,413,428	107,882	1,422,385

Income before income taxes	473,268	1,592,800	2,183,564	2,879,151
Provision for income taxes	(106,076)	(237,894)	(404,090)	(490,054)

Net income	$367,192	$1,354,906	$1,779,474	$2,389,097

Net income per share:
Basic	$0.29	$1.05	$1.37	$1.85

Diluted	$0.29	$1.02	$1.36	$1.83

Weighted average shares:
Basic	1,279,536	1,295,541	1,303,454	1,289,848

Diluted	1,284,279	1,322,686	1,312,608	1,304,981

(1) Includes stock-based compensation as follows:

Cost of net revenues	$11,509	$11,662	$43,417	$49,275
Sales and marketing	22,218	30,570	94,314	121,724
Product development	23,769	20,063	95,396	98,609
General and administrative	25,065	29,743	118,915	125,199

	$82,561	$92,038	$352,042	$394,807

(2)	For the three-month period ended December 31, 2009, foreign currency movements against the dollar positively impacted net revenues and operating income by approximately $109.6 million and $42.4 million, respectively, compared to the same period of the prior year. For the full year ended December 31, 2009, foreign currency movements against the dollar negatively impacted net revenues and operating income by approximately $354.2 million and $179.3 million, respectively, compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2008	2009	2008	2009
	(In thousands)
Cash flows from operating activities:
Net income	$367,192	$1,354,906	$1,779,474	$2,389,097
Adjustments:
Provision for transaction and loan losses	86,581	112,228	347,453	382,825
Depreciation and amortization	201,897	200,784	719,814	810,946
Stock-based compensation	83,842	92,038	353,323	394,807
Gain on sale of Skype	—	(1,449,800)	—	(1,449,800)
Joltid legal settlement	—	343,199	—	343,199
Changes in assets and liabilities, net of acquisition and disposition effects	(55,569)	117,245	(318,069)	37,012

Net cash provided by operating activities	683,943	770,600	2,881,995	2,908,086

Cash flows from investing activities:
Purchases of property and equipment, net	(159,151)	(172,938)	(565,890)	(567,094)
Changes in principal loans receivable, net	(106,508)	(128,655)	(106,508)	(121,138)
Purchases of investments	(138)	(673,727)	(108,128)	(1,142,098)
Maturities and sales of investments	93,952	76,601	136,200	103,572
Acquisitions, net of cash acquired	(1,201,229)	—	(1,360,293)	(1,209,433)
Proceeds from the sale of Skype, net of cash disposed	—	1,780,321	—	1,780,321
Other	(1,358)	598	(52,727)	6,487

Net cash (used in) provided by investing activities	(1,374,432)	882,200	(2,057,346)	(1,149,383)

Cash flows from financing activities:
Proceeds from issuance of common stock	37,184	50,730	152,799	102,526
Repurchases of common stock, net	—	—	(2,177,942)	—
Excess tax benefits from stock-based compensation	31	4,165	4,701	4,750
Tax withholdings related to net share settlements of restricted stock awards and units	(930)	(11,309)	(19,428)	(37,670)
Repayment of acquired line of credit	(433,981)	—	(433,981)	—
Net borrowings under credit agreement	1,000,000	(200,000)	800,000	(1,000,000)
Funds receivable and customer accounts	87,873	(164,652)	45,617	(561,709)
Funds payable and amounts due to customers	(87,873)	164,652	(45,617)	561,709
Other	—	(7,199)	—	(15,262)

Net cash provided by (used in) by financing activities	602,304	(163,613)	(1,673,851)	(945,656)

Effect of exchange rate changes on cash and cash equivalents	(65,604)	(47,228)	(183,061)	(2,157)

Net (decrease) increase in cash and cash equivalents	(153,789)	1,441,959	(1,032,263)	810,890
Cash and cash equivalents at beginning of period	3,342,717	2,557,859	4,221,191	3,188,928

Cash and cash equivalents at end of period	$3,188,928	$3,999,818	$3,188,928	$3,999,818

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,046,227	$1,033,827	$1,056,917	$1,151,361	$1,219,739
Current quarter vs prior quarter	(10%)	(1%)	2%	9%	6%
Current quarter vs prior year quarter	(18%)	(18%)	(14%)	(1%)	17%
Percent of Marketplaces revenue from international	54%	51%	54%	54%	58%

Payments	604,186	604,833	630,162	649,159	757,040
Current quarter vs prior quarter	5%	0%	4%	3%	17%
Current quarter vs prior year quarter	12%	8%	9%	13%	25%
Percent of Payments revenue from international	45%	44%	45%	46%	48%

Communications (1)	138,660	143,238	155,661	172,957	103,240
Current quarter vs prior quarter	1%	3%	9%	11%	(40%)
Current quarter vs prior year quarter	26%	20%	20%	26%	(26%)
Percent of Communications revenue from international	81%	82%	83%	83%	83%

Total net transaction revenues	1,789,073	1,781,898	1,842,740	1,973,477	2,080,019
Current quarter vs prior quarter	(5%)	(0%)	3%	7%	5%
Current quarter vs prior year quarter	(7%)	(8%)	(5%)	5%	16%

Marketing services and other revenues

Marketplaces	221,323	190,622	201,782	213,222	243,543
Current quarter vs prior quarter	4%	(14%)	6%	6%	14%
Current quarter vs prior year quarter	(0%)	(12%)	(10%)	0%	10%
Percent of Marketplaces revenue from international	62%	68%	71%	69%	67%

Payments	18,898	38,125	39,139	38,904	38,584
Current quarter vs prior quarter	(10%)	102%	3%	(1%)	(1%)
Current quarter vs prior year quarter	(19%)	74%	82%	86%	104%
Percent of Payments revenue from international	33%	6%	6%	6%	6%

Communications (1)	6,552	9,941	14,331	12,249	8,786
Current quarter vs prior quarter	5%	52%	44%	(15%)	(28%)
Current quarter vs prior year quarter	30%	52%	152%	95%	34%
Percent of Communications revenue from international	61%	65%	68%	65%	65%

Total marketing services and other revenues	246,773	238,688	255,252	264,375	290,913
Current quarter vs prior quarter	3%	(3%)	7%	4%	10%
Current quarter vs prior year quarter	(2%)	(3%)	1%	10%	18%

Total net revenues	$2,035,846	$2,020,586	$2,097,992	$2,237,852	$2,370,932

Current quarter vs prior quarter	(4%)	(1%)	4%	7%	6%
Current quarter vs prior year quarter	(7%)	(8%)	(4%)	6%	16%

(1)	Revenues for the three months ended December 31, 2009 attributable to the Communications segment reflect revenues from October 1, 2009 to November 19, 2009.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(in thousands, except percentages)
Marketplaces	$1,267,550	$1,224,449	$1,258,699	$1,364,583	$1,463,282
Current quarter vs prior quarter	(8%)	(3%)	3%	8%	7%
Current quarter vs prior year quarter	(16%)	(18%)	(14%)	(1%)	15%
Percent of Marketplaces revenue from international	55%	54%	57%	56%	60%

Payments	623,084	642,958	669,301	688,063	795,624
Current quarter vs prior quarter	4%	3%	4%	3%	16%
Current quarter vs prior year quarter	11%	11%	11%	15%	28%
Percent of Payments revenue from international	45%	42%	43%	44%	46%

Communications (1)	145,212	153,179	169,992	185,206	112,026
Current quarter vs prior quarter	1%	5%	11%	9%	(40%)
Current quarter vs prior year quarter	26%	21%	25%	29%	(23%)
Percent of Communications revenue from international	80%	80%	81%	81%	81%

Total net revenues	$2,035,846	$2,020,586	$2,097,992	$2,237,852	$2,370,932

Current quarter vs prior quarter	(4%)	(1%)	4%	7%	6%
Current quarter vs prior year quarter	(7%)	(8%)	(4%)	6%	16%

Net Revenues by Geography (2)

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009 (1)
	(in thousands, except percentages)
U.S. net revenues	$941,368	$968,584	$959,697	$1,013,477	$1,043,310
Current quarter vs prior quarter	(6%)	3%	(1%)	6%	3%
Current quarter vs prior year quarter	(9%)	(5%)	(4%)	1%	11%
Percent of total	46%	48%	46%	45%	44%

International net revenues	1,094,478	1,052,002	1,138,295	1,224,375	1,327,622
Current quarter vs prior quarter	(2%)	(4%)	8%	8%	8%
Current quarter vs prior year quarter	(5%)	(10%)	(5%)	10%	21%
Percent of total	54%	52%	54%	55%	56%

Total net revenues	$2,035,846	$2,020,586	$2,097,992	$2,237,852	$2,370,932

Current quarter vs prior quarter	(4%)	(1%)	4%	7%	6%
Current quarter vs prior year quarter	(7%)	(8%)	(4%)	6%	16%

(1)	Revenues for the three months ended December 31, 2009 attributable to the Communications segment reflect revenues from October 1, 2009 to November 19, 2009.
(2)	Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, Skype user’s Internet protocol address, online property that generates advertising, or other service provider, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In millions, except percentages)
Active registered accounts (1)	70.4	73.1	75.4	78.0	81.0
Current quarter vs prior quarter	8%	4%	3%	3%	4%
Current quarter vs prior year quarter	23%	22%	20%	19%	15%

Net number of payments (2)	252.2	254.1	259.6	273.9	329.9
Current quarter vs prior quarter	18%	1%	2%	6%	20%
Current quarter vs prior year quarter	24%	20%	23%	28%	31%

Net total payment volume (3)	$15,988	$15,859	$16,705	$17,686	$21,366
Current quarter vs prior quarter	8%	(1%)	5%	6%	21%
Current quarter vs prior year quarter	14%	10%	12%	19%	34%
Merchant Services net total payment volume as % of net total payment volume	50%	53%	55%	56%	57%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	1%	1%

Transaction rates (4)
Transaction revenue rate	3.78%	3.81%	3.77%	3.67%	3.54%
Transaction processing expense rate	1.16%	1.16%	1.15%	1.16%	1.14%
Transaction loss rate	0.33%	0.28%	0.30%	0.25%	0.20%

Loan portfolio rates
Risk adjusted margin (5)	13.37%	11.36%	10.28%	8.98%	10.26%
Net charge off rate (6)	8.75%	8.95%	11.08%	11.53%	11.14%
90-day delinquency rate (7)	3.94%	4.57%	4.64%	4.97%	4.20%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including the payment gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed 3 or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(In millions, except percentages)
Active Users (1)	87.7	88.3	88.4	89.2	90.1
Current quarter vs prior quarter	1%	1%	0%	1%	1%
Current quarter vs prior year quarter	3%	2%	2%	2%	3%

Gross Merchandise Volume (excluding vehicles) (2)	$11,470	$10,797	$11,127	$12,192	$14,237
Current quarter vs prior quarter	1%	(6%)	3%	10%	17%
Current quarter vs prior year quarter	(12%)	(16%)	(10%)	7%	24%

Vehicles Gross Merchandise Volume (3)	$2,176	$2,074	$2,300	$2,386	$2,093
Current quarter vs prior quarter	(26%)	(5%)	11%	4%	(12%)
Current quarter vs prior year quarter	(30%)	(35%)	(32%)	(18%)	(4%)

Fixed Price Trading (4) as % of total gross merchandise volume	49%	49%	51%	56%	56%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and Internet Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Three Months Ending March 31, 2010
(in millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,100 - $2,200	$2,100 - $2,200
Diluted EPS	$0.29 - $0.31	$0.39 - $ 0.41

Twelve Months Ending December 31, 2010
(in millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$8,800 - $9,100	$8,800 - $9,100
Diluted EPS	$1.29 - $1.34	$1.63 - $ 1.68

(a)	Estimated non-GAAP amounts above for the three months ending March 31, 2010, reflect the quarterly adjustments that exclude the estimated amortization of acquired intangible assets of approximately $65-$75 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $90-$110 million and estimated restructuring charges of approximately $20-$25 million.
(b)	Estimated non-GAAP amounts above for the twelve months ending December 31, 2010, reflect the annual adjustments that exclude the estimated amortization of acquired intangible assets of approximately $230-$245 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $410-$440 million and estimated restructuring charges of approximately $20-$25 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal of a business. eBay also settled a legal exposure in conjunction with the disposal of a business. eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items which management does not believe has any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
	(In thousands, except percentages)
GAAP operating income	$453,463	$179,372	$2,075,682	$1,456,766
Stock-based compensation expense	82,561	92,038	352,042	394,807
Employer payroll taxes on stock-based compensation	561	977	3,144	5,345
Amortization of acquired intangible assets within cost of net revenues	9,810	15,520	29,225	52,052
Amortization of acquired intangible assets within operating expenses	72,444	62,620	234,916	262,686
Restructuring	49,119	1,250	49,119	38,187
Joltid settlement	—	343,199	—	343,199

Non-GAAP operating income	$667,958	$694,976	$2,744,128	$2,553,042

Non-GAAP operating margin	32.8%	29.3%	32.1%	29.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
	(In thousands, except per share amounts)
GAAP net income	$367,192	$1,354,906	$1,779,474	$2,389,097
Stock-based compensation expense	82,561	92,038	352,042	394,807
Employer payroll taxes on stock-based compensation	561	977	3,144	5,345
Amortization of acquired intangible assets within cost of net revenues	9,810	15,520	29,225	52,052
Amortization of acquired intangible assets within operating expenses	72,444	62,620	234,916	262,686
Restructuring	49,119	1,250	49,119	38,187
Joltid settlement	—	343,199	—	343,199
Gain on sale of Skype and transaction related items	—	(1,407,477)	—	(1,407,477)
Income taxes associated with certain non-GAAP entries	(57,919)	122,767	(202,975)	(12,068)

Non-GAAP net income	$523,768	$585,800	$2,244,945	$2,065,828

Diluted net income per share:

GAAP	$0.29	$1.02	$1.36	$1.83

Non-GAAP	$0.41	$0.44	$1.71	$1.58

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,284,279	1,322,686	1,312,608	1,304,981

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$106,076	$237,894	$404,090	$490,054
Income taxes associated with certain non-GAAP entries	57,919	(122,767)	202,975	12,068

Non-GAAP provision for income taxes (b)	$163,995	$115,127	$607,065	$502,122

GAAP income before income taxes (c)	$473,268	$1,592,800	$2,183,564	$2,879,151
Stock-based compensation expense	82,561	92,038	352,042	394,807
Employer payroll taxes on stock-based compensation	561	977	3,144	5,345
Amortization of acquired intangible assets within cost of net revenues	9,810	15,520	29,225	52,052
Amortization of acquired intangible assets within operating expenses	72,444	62,620	234,916	262,686
Restructuring	49,119	1,250	49,119	38,187
Joltid settlement	—	343,199	—	343,199
Gain on sale of Skype and transaction related items	—	(1,407,477)	—	(1,407,477)

Non-GAAP income before income taxes (d)	$687,763	$700,927	$2,852,010	$2,567,950

GAAP effective tax rate (a/c)	22%	15%	19%	17%

Non-GAAP effective tax rate (b/d)	24%	16%	21%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009
		(In thousands)
Net cash provided by operating activities	$683,943	$770,600	$2,881,995	$2,908,086
Less: Purchases of property and equipment, net	(159,151)	(172,938)	(565,890)	(567,094)

Free cash flow	$524,792	$597,662	$2,316,105	$2,340,992